Exhibit 10.4

Farmers National Banc Corp. Nonqualified Deferred Compensation Plan
As Amended and Restated Effective January 1, 2016

Article I. Introduction and Purpose

Section 1.1Statement of Purpose. The primary purposes of the Plan are to (a) provide certain key employees of the Company and its participating subsidiaries with the opportunity to defer receipt of all or a portion of their eligible compensation before such compensation is earned and to nominally invest such amounts in certain mutual funds on a tax-deferred basis, thereby aligning more closely key employee compensation with the interests of the Company and its shareholders and (b) provide for a more competitive pay program to attract and retain key employee talent. The Plan was originally adopted on February 2, 2015 and is hereby amended and restated effective January 1, 2016.

Section 1.2Top Hat Plan. The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of ERISA.

Article II. Definitions

Section 2.1Account means the bookkeeping account established and maintained by the Plan on behalf of each Participant to record such Participant’s benefit under the Plan.

Section 2.2Affiliate means any entity that, along with the Company, would be considered a single employer under Code Sections 414(b) and 414(c).

Section 2.3Aggregated Plan means any nonqualified deferred compensation plan that is required to be aggregated and treated with the Plan as a single plan under Code § 409A.

Section 2.4Board means the Board of Directors of the Company.

Section 2.5Change in Control means any occurrence that would be a change in control as that term is defined under the Farmers National Banc Corp. 2012 Equity Incentive Plan, provided that occurrence also would be a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A, without regard to any special rules.

Section 2.6Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

Section 2.7Commission means:

A.Investment Commissions earned by a Participant where: (i) a substantial portion of the services provided by the Participant for such Commission consists of sales of financial products or other direct customer services to an unrelated customer with respect to customer assets or customer asset accounts; (ii) the customer retains the right to terminate the customer relationship and may move or liquidate the assets or asset accounts without undue delay (which may be subject to a reasonable notice period); (iii) such Commission equals a portion of the value of the overall assets or asset account balance, an amount substantially all of which is calculated by reference to the increase in the value of the overall assets or account balance during a specified period, or both; and (iv) the value of the overall assets or account balance and Investment Commission is determined at least annually. For this purpose, a customer is treated as an unrelated customer only if the customer is not related (within the meaning of Code § 409A) to the Company, an Affiliate or the Participant.

B.Sales Commissions earned by a Participant where: (i) a substantial portion of the services provided by the Participant for such Commission consists of the direct sale of a product or service to an unrelated customer; (ii) such Commission equals either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales; and (iii) payment of the Commission is either contingent upon the Company or an Affiliate receiving payment from an unrelated customer for the product or services or, if applied consistently to all similarly situated Participants, is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Company or Affiliate before the closing of the sales transaction. For this purpose, a customer will be treated as an unrelated customer only if the customer is not related (within the meaning of Code § 409A) to the Company, any Affiliate or the Participant.

Section 2.8Company means Farmers National Banc Corp., a one-bank holding company organized in 1983 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended.

Section 2.9Deferral Agreement means the written or electronic deferral election form prescribed from time to time by the Plan Administrator, which must be completed by each Participant pursuant to Section 4.1.

Section 2.10Disability means a physical or mental condition which qualifies a Participant for Social Security disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s disability plan after having received such benefits for twelve (12) months.

Section 2.11Distributable Event means an event entitling a Participant (or Beneficiary) to a payment of benefits under the Plan, which shall be: Separation from Service; death; Disability; the occurrence of an Interim Distribution Date; the occurrence of an Unforeseeable Emergency; Plan Termination; Domestic Relations Order; or Income Inclusion Under Code Section 409A.

Section 2.12Effective Date means the effective date of this amendment and restatement January 1, 2016. The original effective date of the Plan was February 2, 2015.

Section 2.13Eligible Compensation means a Participant’s Regular Salary, Incentive Compensation, Commissions and other compensation designated by the Company.

Section 2.14Eligible Individual means any employee of the Company or a Participating Employer who is a management or highly compensated employee and who is designated by the Plan Administrator to be eligible to defer certain compensation in accordance with Article IV.

Section 2.15ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

Section 2.16Incentive Award means, with respect to an Eligible Individual, any incentive award that may become payable to such Eligible Individual pursuant to any annual incentive compensation plan of the Company or a Participating Employer, less any applicable withholding taxes and any reductions to such incentive compensation for contributions under any welfare plan or program sponsored by the Company or a Participating Employer.

Section 2.17Interim Distribution Date means a specific date (including attainment of a specific age) selected by a Participant for distribution of vested amounts credited to a Participant’s Account in connection with a Deferral Election.

Section 2.18Investment Options means the hypothetical investment vehicles in which a Participant’s deferrals are deemed invested pursuant to Article V. Investment Options are limited to those offered to participants in the Qualified Plan.

Section 2.19Participant means any Eligible Individual who makes an election to participate in accordance with Section 4.1. Participant includes any former Eligible Individual who continues to have an Account maintained under the Plan.

Section 2.20Participating Employer means an Affiliate that has adopted the Plan and has been authorized to participate in the Plan by the Board or a committee thereof.

Section 2.21Plan means the Farmers National Banc Corp. Nonqualified Deferred Compensation Plan, as the same may be amended from time to time.

Section 2.22Qualified Plan means the Farmers National Bank 401(k) Profit Sharing Retirement Savings Plan, or its successor, as it may be amended from time to time.

Section 2.23Regular Salary means an Eligible Individual’s regular annual base salary, less any applicable withholding taxes and any reductions to base salary for contributions under any welfare plan or program sponsored by the Company or a Participating Employer.

Section 2.24Separation from Service means the Participant’s separation from service as defined in Code Section 409A, without regard to any special rules.

Section 2.25Specified Employee means a key employee (as defined in Code § 416(i) without regard to paragraph (5) thereof) of the Company or an Affiliate at any time during the 12- month period ending each December 31.  If a Participant is a key employee at any time during the 12-month period ending on such December 31, the Participant is treated as a Specified Employee for the 12-month period beginning on the following April 1.

Section 2.26Trading Day means any day on which the New York Stock Exchange is open for trading.

Section 2.27Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s Spouse, Beneficiary or dependent (as defined in Code §152 without regard to §§ 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.28Valuation Date means the last Trading Day in each month and such other days designated by the Plan Administrator as Valuation Dates.

Section 2.29Other Defined Terms.  The following terms are defined within the Plan:

Term	Defined in:
Account Balance	Section 5.1
Adjustment	Section 5.1
Beneficiary	Section 8.3
Company Discretionary Contributions	Section 4.5
Company Matching Contributions	Section 4.4
Plan Administrator	Section 7.1

Article III.Eligibility

Section 3.1Eligibility. Each Eligible Individual will be eligible to become a Participant in this Plan on the later of the Effective Date and the first day of the month following the date on which the individual is first notified that they have been designated as an Eligible Individual.  The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of ERISA.

Section 3.2Cessation of Eligibility. An individual will cease to be an Eligible Individual upon his or her Termination or upon ceasing to be employed in an eligible position.

Article IV.Contributions

Section 4.1Time and Form of Elections. In order to defer Compensation under the Plan for a given year, an Eligible Individual must make an irrevocable election under this Section 4.1 to defer up to one-hundred percent (100%) of the Participant’s Compensation.  All elections made under this Section 4.1 must be made by filing a Deferral Agreement with the Plan Administrator (or its designee).  The Deferral Agreement shall also specify the method of payment for benefits under the Plan and any Interim Distribution Date that shall apply with respect to amounts credited to the Participant’s Account for such Taxable Year.

Except as provided below, a Deferral Agreement must be completed and returned to the Plan Administrator prior to the first day of the calendar year in which services are performed for the Compensation deferred and shall be irrevocable except as otherwise provided hereunder. The last Deferral Agreement received on or before the election due date described below becomes irrevocable as of that date.

A.Initial Eligibility If an individual becomes an Eligible Individual on a date other than the first day of a calendar year and such individual has not at any time been eligible to participate in the Plan or any Aggregated Plan, the Deferral Agreement may be completed and returned to the Plan Sponsor within 30 days after the Eligible Individual’s initial eligibility date. In no event shall a Participant be permitted to defer Compensation with respect to services performed before the date on which the Deferral Agreement is signed by the Participant and accepted by the Plan Administrator.

B.Former Participants With No Account Balance If an Eligible Individual who is a former Participant has been paid all amounts deferred under the Plan and any Aggregated Plan and, on and before the date of the last payment, is not eligible to continue (or elect to continue) to participate in the Plan or any Aggregated Plan for periods after the last payment (other than through an election of a different time and form of payment with respect to the amounts paid), the Eligible Individual may be treated as initially eligible to participate in the Plan pursuant to Section 4.1(A) as of the first date following such last payment if the Eligible Individual again becomes eligible to participate in the Plan after that last payment.

C.Participants Ineligible for Two Years If an Eligible Individual who is a Participant or former Participant ceases being eligible to participate in the Plan and any Aggregated Plan, regardless of whether all amounts deferred under such plans have been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Individual may be treated as being initially eligible to participate in the Plan pursuant to Section 4.1(A) if the Eligible Individual has not been eligible to participate in the Plan or an Aggregated Plan (other than through the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the Eligible Individual again becomes eligible to participate in the Plan.

D.Performance-Based Compensation A Deferral Agreement with respect to Incentive Compensation that qualified as performance-based compensation under Code Section 409A may be completed and returned to the Plan Sponsor no later than the date that is six months before the end of the performance period to which the Incentive Compensation relates, provided the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date upon which the Participant makes an initial deferral election, and further provided that in no event may an election to defer Incentive Compensation be made with respect to any Compensation that has become readily ascertainable.

E.Sales Commissions Deferral Agreements made with respect to Sales Commissions must be completed and returned to the Plan Sponsor prior to the first day of the calendar year in which the customer remits payment to the Plan Sponsor or Affiliate for which the Sales Commission is paid or, if applied consistently to all similarly situated Participants, the calendar year in which the sale occurs.

F.Investment Commissions Deferral Agreements made with respect to Investment Commissions must be completed and returned to the Plan Sponsor prior to the first day of the calendar year in which falls the date that is twelve (12) months before the date as of which the overall value of the assets or asset accounts is determined for purposes of calculating the Investment Commission.

Section 4.2Subsequent Changes in Time and Form of Payment.  A Participant may elect to change the time or form of payment of amounts distributable upon a Separation from Service or elect to change the time of payment of amounts distributable upon an Interim Distribution Date, provided, however, that any such election shall be effective only if:

A.the election does not accelerate the time or schedule of any payment within the meaning of Code § 409A;

B.the election does not take effect until at least twelve 12 months after the date on which the election is made;

C.the first payment with respect to which such election is made is deferred for a period of 5 years from the date such payment would otherwise have been made; and

D.for a change to a payment made upon an Interim Distribution Date, such election is made at least 12 months before such Interim Distribution Date.

The Plan Administrator shall have sole and absolute discretion to decide whether such a request shall be approved but may approve no more than one such request for any Participant with respect to any Compensation Deferral or Matching or Discretionary Credit.

Section 4.3Termination of Deferrals Due to Hardship Withdrawal. If an Eligible Individual receives a hardship distribution from any tax-qualified defined contribution plan sponsored by the Company or any of its Affiliates, then all deferrals under the Plan will automatically cease following the date of such hardship distribution. An otherwise Eligible Individual will not be eligible to elect to defer compensation to the Plan for six months following the date of such hardship distribution and any subsequent deferral election must comply with Section 4.1.

Section 4.4Company Matching Contributions. For each payroll period, the Company shall credit each Participant with matching contributions equal to 50% of the first 6% of Compensation deferred into the NQ Plan during that payroll period, but in no event shall the total annual matching contribution exceed 3% of such Participant’s total Compensation minus the maximum match available to such Participant under the Qualified Plan. The matching contributions will be recalculated at least annually based on the total annual deferrals as a percentage of total Compensation.

Section 4.5Company Discretionary Contributions.  The Company may make discretionary contribution credits for a Plan Year, which will be allocated among Participants who are employed on December 31 of the applicable Plan Year and who are Eligible Individuals on that date, based upon the ratio of (a) such Participant’s aggregate Compensation for such Plan Year, to (b) the aggregate Compensation for all such Participants for such Plan Year.

Article V. Accounts

Section 5.1Deferral Account. The Plan will establish and maintain Accounts (and subaccounts) on its books and records in the name of each Participant, which reflects the amount of actual deferrals, Company Matching Contribution and Company Discretionary Contribution credits pursuant to Article IV, plus any earnings and less any losses on such credits (the “Adjustment”) as described in Section 5.4 as an unfunded liability of the Plan to such Participant (a Participant’s actual deferrals plus or minus all Adjustments and less any amounts distributed to such Participant or his or her Beneficiary pursuant to Article VI are collectively referred to as the Participant’s “Account Balance”). Each Account will be designated by the name of the Participant for whom it is established. Participants are fully vested in their Account Balances at all times.

Section 5.2Investment Options. Each Participant must elect the Investment Options in which the Participant’s Account will be deemed invested. A Participant’s Account may be allocated in one percent increments among one or more of the Investment Options. If the Participant allocates less than 100% of his or her Account pursuant to this Section 5.2, any unallocated portion will be deemed to be allocated to the default investment option established under the Qualified Plan.

Section 5.3Changing Investment Options. Each Participant will be able to reallocate the deemed investment of his Account and to elect the allocation of the deemed investment of future deferrals and Company contributions among the available Investment Options in one percent increments on terms and conditions established by the Plan Administrator and communicated to the Participants.

Section 5.4Crediting a Participant Account. The Company will credit a Participant’s Account to reflect his or her deemed investment in the applicable Investment Options in respect of the amounts deferred by such Participant as of, or as soon as practicable after, the date on which the Regular Salary, Incentive Award or other compensation would have otherwise been paid. The Company will debit a Participant’s Account to reflect the deemed liquidation of investments credited to his or her Account as of, or as soon as practicable after, the date of each distribution made pursuant to Article VI in respect of such Account. Each Account will be valued on each Valuation Date and reflects all Adjustments, additional deferrals and distributions since the previous Valuation Date. On each Valuation Date, the deemed investments reflected in a Participant’s Account will be credited and debited, if and as applicable, to reflect any reallocation of the Investment Options in which the Account Balance is deemed invested. The Plan Administrator must use the Participant’s Investment Option designations to calculate the Adjustment component of the Account Balance. The amount of the Adjustment equals the amount that the Participant’s Account Balance would have earned (or lost) for the period since the last Adjustment had the Account actually been invested in the investment vehicles represented by the Investment Options designated by the Participant for such period. For purposes of determining the number of units or other interests in Investment Options credited or debited to a Participant’s Account and/or the value of a Participant’s Account on any date, the Plan Administrator will value each Investment Option that is a mutual or collective fund based on the net asset value of such fund on such date.

Section 5.5Vesting. A Participant will always be fully vested in that portion of the Participant’s Account attributable to the Participant’s deferrals.  A Participant will vest in that portion of the Participant’s Account attributable to Company Matching Contributions and Company Discretionary Contributions in accordance with the following vesting schedule (based on years of service credited under the Qualified Plan):

Years of Service	Vested Percentage
Less than 2	0%
At least 2 but less than 3	20%
At least 3 but less than 4	40%
At least 4 but less than 5	60%
At least 5 but less than 6	80%
6 or more	100%

Notwithstanding the foregoing, the Participant shall become fully vested upon a Participant’s Separation from Service after attaining age 65, death or Disability or upon a Change in Control.

Article VI. Distributions

Section 6.1Distribution of Benefits. A Participant’s vested Account Balance will be paid (or commence) upon the first occurring Distributable Event.  All payments will be made in the form of a single lump sum payment, unless the Participant had timely elected on an applicable Deferral Election form to receive payments in the form of annual installments over a period not to exceed 10 years.  Payments will commence no later than ninety (90) days after the occurrence of the Distributable Event.

Notwithstanding the foregoing, if the Distributable Event is the Participant’s Separation from Service and the Participant is a Specified Employee on the date of the Separation from Service, no payment will be made during the first six months following the date of such Separation from Service.  Any suspended payments will be paid in a single lump sum within ninety (90) days following the date that is six (6) months after the Separation from Service or, if earlier, within ninety (90) days following the Participant’s death.

Notwithstanding the foregoing, if the Distributable Event is the Participant’s death or Disability or the occurrence of an Unforeseeable Emergency, all payments will be made in a single lump sum without regard to the participant’s elected form of payment and without regard to whether benefits are currently in pay status based on a prior Distributable Event.

Section 6.2Distribution for Unforeseeable Emergency.  A Participant may request a distribution from his or her vested Account upon the occurrence of an Unforeseeable Emergency.  As a condition of receiving a distribution under this Section 6.2, the Participant must file a written application with the Plan Administrator specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable Emergency and supplying any other information the Plan Administrator, in its discretion, may need to ensure the conditions specified in this Section 6.2 are satisfied.  The Plan Administrator must, in its sole discretion, determine whether an Unforeseeable Emergency exists.  If the Plan Administrator determines that an Unforeseeable Emergency exists, the Plan may distribute an amount to the Participant that is not greater than the amount reasonably necessary in the Plan Administrator’s determination to satisfy the emergency need (which may include the amount necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated from the distribution) or, if less, the value of the Participant’s vested Account as of the Valuation Date immediately preceding the distribution date.  A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not cause a severe financial hardship.

Section 6.3Distribution Pursuant to a Domestic Relations Order.  The Plan may accelerate payment to an alternate payee of all or part of a Participant’s vested Account as necessary to comply with the terms of a domestic relations order, as defined in Code Section 414(p)(1)(B) and as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ii).

Article VII. Plan Administration

Section 7.1Plan Administrator.  The Plan will be administered by the Company’s Investment Review Committee, or its successor as designated by the Board (the “Plan Administrator”).

Section 7.2Powers of The Plan Administrator. The Plan Administrator is charged with the operation and administration of the Plan in accordance with the Plan’s terms and has all the powers necessary to carry out the provisions of the Plan. Any and all determinations, actions or decisions of the Plan Administrator with respect to the administration of the Plan, including without limitation the determination of benefit eligibility and interpretation of Plan provisions, shall be final and conclusive and binding upon all parties having an interest in the Plan. The Plan Administrator may delegate specific responsibilities, obligations, powers or duties as it deems appropriate.

Section 7.3Indemnification. The Company shall indemnify and defend the Plan Administrator and all officers, employees or representatives of the Company to the greatest extent permitted by applicable law against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees) and liability arising from any action or failure to act in connection with the administration of the Plan.

Article VIII. Participants’ Rights

Section 8.1Participant Rights in the Plan. Any liability of the Plan, the Company and any Participating Employer to any Participant with respect to any benefit will be based solely upon the contractual obligations created by the Plan and the Deferral Agreements. No such obligation is secured by any pledge or any encumbrance on any property of the Plan, Company or Participating Employer. The obligations under the Deferral Agreements and the Plan are unfunded and unsecured promises to pay for all purposes including federal income taxes and ERISA. No Participant or Beneficiary has any rights under the Plan other than those of a general unsecured creditor of the Company or Participating Employer. The Company or a Participating Employer may establish a rabbi trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits hereunder; provided, however, that assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claim of the Company’s, or applicable Participating Employer’s, creditors or in the case of assets held in a rabbi trust established by the Company or any Participating Employer, subject to the claims of general creditors to the extent provided in such trust. Neither the Plan nor the Deferral Agreements create a trust or fiduciary relationship between the Company and any Participant or Beneficiary.

Section 8.2Restrictions Upon Assignments And Creditors’ Claims. No benefit payable under this Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt of the Plan benefits by the Participant or Beneficiary and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. No benefit payable under this Plan is subject to attachment, garnishment, execution, levy or other legal or equitable proceeding or process, and any attempt to do so shall be void. Neither the Company nor any Participating Employer is in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary except as may be required by the tax withholding provisions of the Code or any state’s income tax laws.

Section 8.3Designation of Beneficiary. Each Participant may designate one or more individuals, trusts or other entity (the “Beneficiary”) to receive any benefits which may become or continue to be payable under the Plan upon or after such Participant’s death, by giving a designation in approved form to the Plan Administrator. Successive designations may be made and the last designation received by the Plan Administrator prior to the death of the Participant governs. If a Participant fails to designate a Beneficiary, if the Plan Administrator determines in its sole discretion that any such designation is illegal or ineffective for any reason, or if no designated Beneficiary survives the Participant, then the Participant’s benefits will be paid to the Participant’s estate. If more than one designated Beneficiary survives the Participant, the Participant’s benefit shall be divided equally among all such Beneficiaries, unless otherwise provided in the applicable Beneficiary designation form.

Article IX. The Company’s Reservation of Rights

Section 9.1Termination or Amendment of Plan.

A.The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan must be approved by the Board or a committee thereof, must be in writing and must be executed by an officer of Company. Except as provided in Section 9.1(B) and (C), no amendment of the Plan may impair or curtail the Company’s or a Participating Employer’s contractual obligations arising from Deferral Agreements previously entered into for benefits accrued prior to such amendment.

B.In the event of Plan termination, payment of vested Accounts will be made at the time and in the manner set forth in Article VI, unless the plan termination meets the requirements of Treasury Regulation 1.409A-3(j)(4)(ix). In the event that the Plan is terminated in connection with a change in control, as described in Treasury Regulation 1.409A-3(j)(4)(ix)(B), all vested Account Balances will be distributed in a single lump sum payment as soon as practicable after the plan termination is adopted. In the event that the Plan is terminated without replacement, as described in Treasury Regulation 1.409A-3(j)(4)(ix)(C), any vested Account Balances that have not been distributed pursuant to Article VI by the first anniversary of the Plan termination date will be distributed in a single lump sum payment not later than the second anniversary of such date.

C.In the event of a change in law that would result in the Plan being deemed to be a funded plan for tax purposes or for purposes of ERISA, the Company retains the right to amend the Plan to the extent necessary to preserve the status of the Plan as an unfunded plan.

Section 9.2Accelerated Distribution upon Loss of Tax Deferral. In the event that this Plan fails to satisfy the requirements of Code Section 409A and as a consequence Participant becomes subject to federal income tax on all or any portion of his or her vested Account Balance for which such Participant is not then scheduled to receive a distribution under the Plan, the Plan Administrator may accelerate the payment of that portion of the Participant’s vested Account Balance which the Plan Administrator reasonably determines to be subject to such taxation in a lump sum payable on a date determined by the Plan Administrator.

Article X. Claims for Benefits

Section 10.1Claims Review. Any Participant, former Participant or Beneficiary who wishes to request a review of a claim for benefits or who wishes an explanation of a benefit or its denial may direct to the Plan Administrator a written request for such review within one hundred twenty (120) days of the denial. The Plan Administrator shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than ninety (90) days (one hundred eighty (180) days in special cases) from the date of receipt of the request. This notice furnished by the Plan Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following:

A.The specific reason or reasons for any denial of benefits;

B.The specific Plan provisions on which any denial is based;

C.A description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and

D.An explanation of the Plan’s claim appeals procedure.

If the Plan Administrator denies the claim or fails to respond to the claimant’s written request for a review within one hundred eighty (180) days of its receipt, the claimant shall be entitled to proceed to the claim appeals procedure described in Section 10.2. If the claimant does not respond to the notice, posted by first-class mail to the address of record of the claimant, within sixty (60) days from receipt of the notice, the claimant shall be considered satisfied in all respects.

Section 10.2Appeals Procedure. In the event that the claimant wishes to appeal the claim review denial, the claimant or his or her duly authorized representative may submit to the Plan Administrator, within sixty (60) days of his or her receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his or her duly authorized representative to utilize the following claim appeals procedures:

A.To review pertinent documents; and

B.To submit issues and comments in writing to which the Plan Administrator shall respond.

The Plan Administrator shall furnish a final written decision on formal review not later than sixty (60) days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Plan

Administrator respond later than one hundred twenty (120) days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions on which the decision is based.

Section 10.3Discretion Regarding Claims and Appeals. The Plan Administrator, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.

Article XI. Miscellaneous Provisions

Section 11.1Effect on Other Benefits. Except as otherwise required by applicable law, the salary deferred by a Participant will be included in the Participant’s annual compensation for purposes of calculating the Participant’s incentive bonuses, insurance and other employee benefits. Distributions made under the Plan will be excluded from compensation in years paid for purposes of calculating a Participant’s incentive bonuses, insurance and other employee benefits.

Section 11.2Tax Withholding. The Company or Participating Employer will withhold from any payment made by it under the Plan such amount or amounts as may be required to be withheld by applicable federal, state or local laws.

Section 11.3Participant’s Incapacity. In the event benefits become payable under the Plan after a Participant becomes incapacitated, such benefits will be paid to the Participant’s legal guardian or legal representative.

Section 11.4Independence of Plan. Except as otherwise expressly provided, the Plan is independent of, and in addition to, any other employment agreement or benefit plan or rights that may exist from time to time between a Participant and the Company or any Participating Employer. The Plan is not deemed to constitute a contract of employment between a Participant and the Company or any Participating Employer, and no provision of the Plan restricts the right of the Company or any Participating Employer at any time to discharge a Participant, with or without assigning a reason therefor, or restricts the right of a Participant to terminate his or her employment with the Company or a Participating Employer.

Section 11.5Responsibility for Legal Effect. Neither the Plan Administrator, the Company nor any Participating Employer makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

Section 11.6Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan and each Deferral Agreement inures to the benefit of and bind the Company, each Participating Employer and the Participants, and their successors, assigns, and personal representatives.

Section 11.7Controlling Law. The Plan shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the state of Ohio to the extent not preempted by laws of the United States of America.

Section 11.8Captions. The captions of the various sections of the Plan are solely for convenience and do not control or affect the meaning or construction of the Plan.

Section 11.9Administrative Fees and Expenses. All reasonable costs, charges and expenses incurred by the Plan Administrator or any trustee in connection with the administration of the Plan or any trust shall be paid by the Company. If not so paid, such costs, charges and expenses shall be charged to the trust, if any, established in connection with the Plan. Notwithstanding the foregoing, no compensation, other than reimbursement for expenses, shall be paid to a Plan Administrator who is an employee of the Company.